Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-3 of Genius Sports Limited (the “Company”) of our report dated March 15, 2024, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 8, 2024